Exhibit 23.2

Consent of Clarion Healthcare, LLC

Clarion Healthcare, LLC (“Clarion”) hereby consents to the use of its name and the statements attributed to it in this Annual Report on Form 10-K of Epizyme, Inc., for the year ended December 31, 2014 and to the incorporation by reference of such information in the Registration Statement (Form S-3 No. 333-196692) and related prospectus supplements, provided that any modifications to the use of Clarion’s name or the statements attributed to Clarion in such Annual Report on Form 10-K shall be subject to the prior consent of Clarion.

CLARION HEALTHCARE, LLC

By:	/s/ Daniel J. Hawkins
Name:	Daniel J. Hawkins
Title:	Managing Director

Date: March 11, 2015

  Boston, MA